Exhibit 10.1

DATED_OCTOBER 1, 2025

THE PURCHASER

Grande Group Limited

THE VENDOR

United One Global Limited (合一環球有限公司)

SALE AND PURCHASE AGREEMENT

relating to

the entire issued share capital of

PROPLUS COMPANY LIMITED

THIS AGREEMENT is dated October 1, 2025

BETWEEN

(1)	THE PURCHASER

(a) GRANDE GROUP LIMITED, a limited liability company established under the law of British Virgin Islands (“BVI”), with registered address Suite 2701, 27/F., Tower 1, Admiralty Center, 18 Harcourt Road, Admiralty, Hong Kong;

(hereinafter referred to as the “Purchaser”)

(2)	THE VENDOR

(a) United One Global Limited (合一環球有限公司), a limited liability company established under the law of Samoa, with registered address Vistra Corporate Services Centre, Ground Floor NPF Building, Beach Road, Apia, Samoa;

(hereinafter referred to as the “Vendor”)

WHEREAS:

(A)	The Company is a limited liability company incorporated in Hong Kong. As at the date hereof, the Company has 1 issued share, being the Sale Share. Further details of the Company as at the date hereof are set out in Part A of Schedule 1 hereto.

(B)	As at the date hereof, the Vendor is the legal and beneficial owner of the Sale Share, representing the entire issued share capital of the Company.

(C)	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Share which represents the entire issued share capital of the Company as at the date hereof, subject to and upon the terms and conditions set out in this Agreement.

NOW IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement, including the recitals and the Schedules, unless the context otherwise requires, the following terms shall have the meanings set opposite to each term below:

“Authorisation”	any licence, consent, permit, approval or other authorisation, whether public or private;
“Authority(ies)”

any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Balance Sheet Date”	August 31, 2025;
“Business Day(s)”	a day (other than a Saturday or a Sunday) on which banks are generally open for business in Hong Kong;
“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);
“Company”	Proplus Company Limited (BVI Company No.: 2074126), a company incorporated in British Virgin Islands (“BVI”), with limited liability, particulars of which are set out in Part A of Schedule 1;
“Completion”	completion of the sale and purchase of the Sale Share in accordance with the provisions in Clause 6;
“Completion Date”	the date on which Completion takes place or, where the context so requires, the date fixed for completion pursuant to Clause 6.1;
“Consideration”	the total consideration in respect of the Sale Share as set out in Clause 2.2;
“Corporate Records”

the documents and properties of any company(ies) in the Group, including certificate of incorporation, certificate of incorporation on change of name (if any) and its current business registration certificate (if any); statutory book, register of members, register of directors, statutory records, significant controller register, and minute books written up to the Completion Date; common seal, chops and all rubber stamps; cheque books and bank statements; all other accounting records, ledgers, audited accounts; profit tax computation, copies of all tax returns and assessment, correspondences with the Inland Revenue Department and/or other government departments in Hong Kong or elsewhere; all copies of the memorandum and articles of association and all amendment thereto; all deeds, agreements, documents of title of properties or assets owned by any company(ies) in the Group or held under its or their name and all copies thereof; and all tenancy agreements and all amendment thereto and/or extension thereof entered into by it (if any); deposit receipts; contracts and policies of insurance; share certificate book and unissued share certificates; compliance manuals; all agreements, documents and correspondence with and relating to all its clients; all record of compliance with statutory and regulatory requirements;

“Director(s)”	director(s) of the Company from time to time;
“Encumbrance”

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrances, priority or security interest, deferred purchase, title retention, leasing, sale-and-purchase, sale-and-leaseback arrangement over or in any property, assets or rights of whatsoever nature or interests or any agreement for any of the above and “Encumber” shall be construed accordingly;

“Group”	the Company and its subsidiary(ies) (if any);
“US$” or “United States dollars”	United States dollars, the lawful currency of United States of America;

“HK$” or “Hong Kong dollars”	Hong Kong dollars, the lawful currency of Hong Kong;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Long Stop Date”	30 days from the date of this Agreement or such other date as may be agreed between the parties hereto in writing;
“Management Accounts”

the unaudited balance sheet of the Group made up as at the Balance Sheet Date and the unaudited profit and loss accounts of the Group in respect of the financial period ended on the Balance Sheet Date;

“parties”	the parties to this Agreement and a “party” means any one of them;
“Premise(s)”	premise(s) currently used or occupied by the Group;
“Review”	due diligence review to be carried out by the Purchaser pursuant to Clause 4 on the Group’s assets, liabilities, activities, operations, prospects and affairs as it may consider appropriate;
“Sale Share”	a total of 1 Share legally and beneficially owned by the Vendor, representing the entire issued share capital of the Company as at the date hereof and as at Completion;
“Share(s)”	share(s) in the share capital of the Company;

“Tax”

all forms or taxation, duties, levies, and imposts whether of Hong Kong or any other jurisdiction including, without limitation, corporation tax, stamp duty, income tax, capital gains tax, duties of excise, customs and other import duties, inheritance tax, capital duties and any payment whatsoever which any member of the Group may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties and all penalties, fines, charges and interests relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation; and

“Warranties”	the representations, warranties and undertakings on the part of the Vendor given pursuant to Clause 7 and contained in Schedule 2.

1.2	In this Agreement, unless the context otherwise requires, any reference to a “Clause” or a “Schedule” is a reference to a clause or a schedule of this Agreement and, unless otherwise indicated, includes all the sub-clauses of that clause.

1.3	In this Agreement, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

1.4	The headings and the table of contents in this Agreement are for convenience only and shall not affect its interpretation.

1.5	References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made under provisions.

1.6	References to “subsidiary” or “holding company” shall bear the meanings ascribed thereto in the Companies Ordinance.

2.	SALE AND PURCHASE

2.1	Subject to and pursuant to the terms and conditions of this Agreement, the Vendor shall sell as legal and beneficial owner, in such number stipulated in column 3 of Part B of Schedule 1, and the Purchaser shall, relying on the Warranties, purchase, the Sale Share in such manner stipulated in Part B of Schedule 1 with effect from Completion free from all rights of pre-emption, options, liens, claims, equities, charges, Encumbrances or third-party rights of any nature and with all dividends, benefits and other rights now or hereafter becoming attached or accruing thereto as from the Completion Date.

2.2	The Consideration payable by the Purchaser to the Vendor for the sale and purchase of the Sale Share shall be HK$78,000,000 in aggregate. The Consideration payable under this Agreement shall either be paid in United States dollars or Hong Kong dollars at the sole discretion of the Purchaser. Conversion of United States dollars into Hong Kong dollars shall be at the fixed rate of US$1 to HK$7.80.

2.3	The Consideration shall be paid by the Purchaser to the Vendor by cashier’s orders issued by a licensed bank in Hong Kong or solicitors’ cheque(s) drawn on a licensed bank in Hong Kong.

2.4	Notwithstanding anything to the contrary in this Agreement, the Vendor may, by written notice to the Purchaser at least two (2) Business Days prior to Completion, designate a bank account in the name of the Vendor or its nominee for receipt of the Consideration (the “Designated Account”). Payment of the Consideration by the Purchaser to the Designated Account in accordance with the Vendor’s written instructions shall constitute a full and valid discharge of the Purchaser’s obligations to pay the Consideration under this Agreement, and the Purchaser shall not be required to see to the application of such funds thereafter.

3.	CONDITIONS TO SALE AND PURCHASE

3.1	Completion of the sale and purchase of the Sale Share is conditional upon the fulfilment or waiver (as the case may be) of the following conditions:

(a)	the Purchaser having conducted the Review and being reasonably satisfied with the results thereof;

(b)	all approvals and consents required to be obtained on the part of the Vendor and the Group in respect of this Agreement and the transactions contemplated hereunder (if necessary) shall have been obtained and remain in full force and effect and any applicable legal or regulatory requirements applicable to the Vendor in respect of the entering into of this Agreement and the transactions contemplated hereunder shall have been duly complied with by the Vendor;

(c)	all approvals and consents required to be obtained on the part of the Purchaser in respect of this Agreement and the transactions contemplated hereunder (if necessary) shall have been obtained and remain in full force and effect and any applicable legal or regulatory requirements applicable to the Purchaser in respect of the entering into of this Agreement and the transactions contemplated hereunder shall have been duly complied with by the Purchaser;

(d)	the Warranties remaining true, accurate and not misleading at Completion and no events having occurred that would result in any breach of any of the Warranties or other provisions of this Agreement by the Vendor;

(e)	the Group maintaining all relevant permits and licenses for its operation;

(f)	the Warranties given by the Vendor in this Agreement are accurate, true and not misleading in all material aspects as at the date of this Agreement and as at the Completion Date; and

(g)	the Purchaser having reasonably satisfied that no material adverse change or prospective material adverse change in the Group’s business, operations, financial conditions or prospects has occurred since the signing of this Agreement.

3.2	Conditions (b) and (c) of Clause 3.1 are not capable of being waived by any party to this Agreement. The Purchaser may by written notice waive condition (a), (d), (e), (f) and (g) of Clause 3.1. The Vendor shall use its reasonable endeavours to ensure that the conditions set out in Clause 3.1 are fulfilled on or before the Completion Date.

3.3	If the conditions set out in Clause 3.1 is not waived or fulfilled (as the case may be) on or before the Long Stop Date, this Agreement shall terminate (save and except this Clause 3.3 and Clauses 9 to 12 which shall survive termination of this Agreement) and none of the parties shall have any claim against the other for costs, damages, compensation or otherwise (save in respect of any prior breach of this Agreement).

4.	THE REVIEW

The Purchaser shall, and shall procure that its agents will, forthwith upon the signing of this Agreement, conduct the Review and the Company shall upon request (a) make available to the Purchaser, its advisers and/or agents all the Group’s accounting records, corporate documents and other relevant documents for the purpose of the Review, and (b) provide, and procure members of the Group and their respective agents to provide, such assistance as the Purchaser or its agents may require in connection with the Review.

5.	MATTERS PENDING COMPLETION

5.1	The Vendor hereby undertakes with the Purchaser that until Completion, it shall use its best endeavour to procure the Group to carry on its businesses in a manner consistent with its existing practices.

5.2	Without prejudice and notwithstanding Clauses 5.1, from the date of this Agreement until Completion, the Vendor shall use its best endeavour to ensure that none of the companies in the Group will, save as contemplated under this Agreement or in furtherance of the transactions contemplated hereunder or save in the day-to-day business operation of the Group without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)	issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital;

(b)	capitalise, repay or otherwise distribute any amount standing to the credit of any reserve of any company(ies) in the Group or conduct any other reorganisation of share capital;

(c)	wind-up or liquidate any company(ies) in the Group;

(d)	alter the rights attaching to the Sale Share or shares of any company(ies) in the Group;

(e)	purchase or redeem any shares of any company(ies) in the Group or provide financial assistance for any such purchase;

(f)	amend the constitutional documents of any company(ies) in the Group or pass any board or shareholder resolutions inconsistent with the provision of this Agreement;

(g)	acquire or dispose of any lease or any other interests in real property owned or occupied by any company(ies) in the Group or create any mortgage or other encumbrance over such property having a value in excess of HK$50,000;

(h)	acquire or dispose of any property or other asset by any company(ies) in the Group having a value in excess of HK$50,000;

(i)	sell or dispose of the whole or a substantial part of the undertaking of any company(ies) in the Group or any equity interest therein;

(j)	enter into any material contract by any company(ies) in the Group ;

(k)	lend any monies, grant any credit or give any guarantee or indemnity other than contracts in respect of any transactions of a revenue nature in the ordinary course of business of the Group;

(l)	amalgamate or merge any company(ies) in the Group with any other company or concern;

(m)	make, declare or pay any dividend or distribution;

(n)	do, allow or procure any act or omission on or before Completion which will constitute a breach of any of the Warranties in any material respect;

(o)	do anything which is likely to materially jeopardize or diminish the value of any assets of the Group;

(p)	create any charge, mortgage or other encumbrance over the Sale Share or shares of any company(ies) in the Group;

(q)	transfer any shares of any company(ies) in the Group (other than as contemplated under this Agreement);

(r)	carry on any business which constitutes a material deviation from the business currently carried on by the Group;

(s)	incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares in any company or dispose of any shares in any company or participate in any partnership or joint venture;

(t)	appoint any director of any company(ies) in the Group or otherwise alter the composition of the board of directors of any company(ies) in the Group (other than as contemplated under this Agreement); and

(u)	increase remuneration, incentive or benefit payable to any officer or employee of any company(ies) in the Group or undertake any obligation to increase any such remuneration, incentive or benefit at any future date with or without retrospective effect.

6.	COMPLETION

6.1	Completion shall take place on the date, at the time and/or place within 5 days after the fulfilment or waiver (as the case may be) of the conditions precedent set out in Clause 3.1 at which time all (but not part only) of the following shall be transacted:

(a)	the Vendor shall deliver to the Purchaser:

(i)	instrument of transfer and sold contract note in respect of the Sale Share duly executed by the Vendor in favour of the Purchaser;

(ii)	original of the existing share certificate in respect of the Sale Share issued in the name of the Vendor (if applicable);

(iii)	original of the new share certificate in respect of the Sale Share issued in the name of the Purchaser (if applicable);

(iv)	a certified copy (certified as a true copy by any director of the Vendor) of the resolutions of the board of directors of the Vendor approving and authorising the transactions under this Agreement;

(v)	a certified copy (certified as a true copy by any director of the Company) of the resolutions of the board of directors of the Company approving and authorising the followings: (i) any documents to be entered into by the Company and the execution of the same pursuant to or as contemplated by this Agreement; (ii) the transfer the Sale Share and registration of the Purchaser or its nominee as the registered holder of the Sale Share; and (iii) such other matters as the Purchaser may reasonably require to be dealt with and resolved upon to give effect to this Agreement;

(vi)	all Corporate Records, websites, domain names, cheque books, statements, passbooks of the accounts of all company(ies) in the Group;

(vii)	the log-in details and passwords of all email accounts, Microsoft accounts, online platforms, online drives, mandatory provident fund accounts, company websites and communication platforms maintained by the Group;

(viii)	(if so requested and specified by the Purchaser) the duly signed resignation letters of the directors, secretary and auditor (if appointed) of the company(ies) in the Group with effect from the Completion Date with acknowledgement under seal executed by him/her/it and to the effect that he/she/it has no claim against any company(ies) in the Group for loss of office or otherwise and that he/she/it has no entitlement to claim any remuneration for such office or compensation for wrongful dismissal or to payment for redundancy or in respect of any other moneys or benefits due to him/her/it from any company(ies) in the Group arising out of or in connection with the resignation;

(ix)	all books of records, accounts, financial statements, tax computation, documents, articles, things, and instruments in relation to the affairs of the Company in the Vendor’s possession; and

(x)	(if so requested by the Purchaser) the appropriate forms amending the mandates duly signed by the director(s) and/or authorized signatories thereof for giving to the relevant banks for which any company(ies) in the Group has maintained account(s).

(b)	against compliance with Clause 6.1(a) by the Vendor, the Purchaser shall deliver to the Vendor cashier’s orders issued by a licensed bank in Hong Kong or solicitors’ cheque(s) drawn on a licensed bank in Hong Kong in the amount of the Consideration and made payable to the Vendor or effect an electronic fund transfer in the amount of the Consideration to the designated bank account of the Vendor, which may be an account held by the Vendor or its nominee as notified in writing by the Vendor in accordance with Clause 2.4. Payment into such designated account shall constitute full satisfaction and discharge of the Purchaser’s obligation to pay the Consideration under this Agreement.

6.2	No party shall be obliged to complete the sale and purchase of the Sale Share or perform any obligations under Clause 6.1 unless all the parties hereto comply fully with their obligations and all actions and deliveries under Clause 6.1.

6.3	If either party is unable to or does not comply with any of its obligations under Clause 6.1 on or before the Completion Date, the other non-defaulting party may defer Completion to a date not more than twenty (28) days after the Completion Date (and so that the provisions of Clause 6.1 shall apply to Completion so deferred).

7.	WARRANTIES AND UNDERTAKINGS OF THE VENDOR

7.1	The Vendor hereby represents, warrants and undertakes to the Purchaser in the terms set out in Schedule 2.

7.2	The Vendor hereby represents, warrants and undertakes to the Purchaser that as at the date hereof, the Group has no amount due to/from any of the Vendor or its associates and the Vendor hereby undertakes that prior to Completion and as at Completion, the Group will not have any amount due to/from the Vendor or its respective associates.

7.3	The Vendor hereby undertakes to the Purchaser to indemnify and keep indemnified the Purchaser and the Group against any losses, damages, costs, or expenses, liabilities, claims, penalties, actions or proceedings suffered or incurred by the Purchaser and/or any member of the Group arising out of (whether directly or indirectly) or in connection with any non-compliance by any member of the Group with any applicable laws, regulations, obligations, commitments and/or requirements of any applicable Authorities PROVIDED always that the aforesaid non-compliance shall have taken place before the Completion Date.

8.	WARRANTIES OF THE PURCHASER

8.1	The Purchaser hereby represents and warrants that:

(a)	as at Completion, it will have full power and authority, and will have obtained all necessary consents and approvals (if necessary), to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

(c)	this Agreement is a legal, valid and binding agreement on the Purchaser and is enforceable in accordance with its terms; and

(d)	the execution, delivery and performance of this Agreement by the Purchaser does not and shall not violate in any respect any provision of:

(i)	any law or regulation or any order or decree of any governmental Authority, agency or court of Hong Kong; or

(ii)	any agreement or other undertaking to which the Purchaser is a party or which is binding upon it or any of its assets, and does not and shall not result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or other undertaking.

9.	CONFIDENTIALITY

9.1	Subject as provided in Clause 9.2, none of the parties hereto shall make any public announcement in relation to the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto without the prior written consent of the other parties (which consents shall not be unreasonably withheld or delayed).

9.2	This Clause shall not apply to any announcement required to be made by any party hereto pursuant to any applicable laws and regulations provided that the prior written consent to the content of such announcement is obtained from the other party.

9.3	Each party hereto undertakes that he/she/it will treat as strictly confidential all information received or obtained by him/her/it or his/her/its employees, agents, or advisers as a result of entering into or performing this Agreement including information relating to the provision of this Agreement, the negotiations leading up to this Agreement and the subject matter of this Agreement and subject to the provision of this Clause that he/she/it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use his/her/its reasonable endeavours to prevent the publication or disclosure of any such information.

10.	GENERAL

10.1	Each party shall bear his/her/its own legal and professional fees, costs and expenses incurred in connection with this Agreement. All stamp duty payable (if applicable) in respect of the sale and purchase of the Sale Share shall be borne by the Purchaser.

10.2	Time shall be of the essence of this Agreement.

10.3	This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the parties hereto but shall not be capable of being assigned by any party without the prior written consent of the others.

10.4	This Agreement, and the documents referred to in it, constitutes the entire agreement, and supersedes any previous agreement, between the parties in relation to the subject matter of this Agreement.

10.5	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

10.6	All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

10.7	No delay or failure by a party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that party’s ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

10.8	No amendment to this Agreement will be effective unless it is in writing and signed by all the parties. No consent or approval to be given pursuant to this Agreement will be effective unless it is in writing and signed by the relevant party.

10.9	On termination of this Agreement, each party’s rights and obligations will immediately cease provided that such termination shall not affect any accrued rights and obligations of the parties which are expressed to relate to any period following termination and the provisions of Clauses 9 to 12 inclusive nor shall it affect any accrued rights and obligations of the parties as at the date of termination.

11.	NOTICES

11.1	Any notice, claim, demand, court process, document or other communication (collectively “communication” in this Clause 11.1) to be given under this Agreement shall be in writing in the English language and may be left at or sent to the relevant party at the address or email address set out below and marked for the attention of the person named below and/or such other address or email address as may have been last notified in writing by such party specifically referring to this Agreement:

The Vendor

Address:	Vistra Corporate Services Centre, Ground Floor NPF Building, Beach Road, Apia, Samoa
Email address:
Attn.:	Tam Siu Man

The Purchaser
Address:	Suite 2701, 27/F., Tower 1, Admiralty Center, 18 Harcourt Road, Admiralty, Hong Kong
Email Address:	Sam.ho@grande-capital.com
Attn.:	Sammy Ho

11.2	Any communication so addressed to the relevant party shall be deemed to have been received within the time stated adjacent to the relevant means of dispatch:

Means of dispatch	Time of deemed receipt

Local mail/courier	24 hours after dispatch

Email	on dispatch

11.3	A communication served in accordance with clause 11.1 shall be deemed to have been sufficiently served and in proving service and/or receipt of a communication, it shall be sufficient to prove that such communication was, as the case may be, left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee’s address or that the communication was properly transmitted by email to the addressee.

11.4	Nothing in this clause 11 shall preclude the service of communication or the proof of such service by any mode permitted by law.

12.	GOVERNING LAW

12.1	This Agreement (together with all documents referred to in it) is governed by and shall be construed in accordance with the laws of Hong Kong.

12.2	With respect to any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement (the “Proceedings”), each party irrevocably:

(a)	submits to the non-exclusive jurisdiction of the courts of Hong Kong; and

(b)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

12.3	Nothing in this Agreement precludes any party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

12.4	To the extent that, in the courts of any jurisdiction, any party may claim for himself/herself or his/her assets (irrespective of their use or intended use) immunity on the grounds of sovereignty or other similar grounds from suit, jurisdiction of any court, relief by way of injunction, order for specific performance or for recovery of property, attachment (whether in aid of execution, before judgment or otherwise), execution or enforcement of any judgment or other legal process to which it or its revenues or assets might otherwise be entitled in any Proceedings (whether or not claimed), and to the extent that in any such jurisdiction there may be attributed to himself/herself or his/her assets such immunity, that party irrevocably agrees not to claim such immunity and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

SCHEDULE 1

Part A

INFORMATION ON THE COMPANY

Company Name	:	Proplus Company Limited

BVI Company Number	:	2074126

Place of Incorporation	:	British Virgin Islands

Registered Office	:	Vistra Corporate Services Centre, Wickhams Cay ll, Road Town, Tortola, VGl110, British Virgin Islands

Date of Incorporation	:	August 30, 2021

Issued Share	:	1 Share

Shareholder	:	United One Global Limited 合一環球有限公司 (1 share)

Director	:	Tam Siu Man

Subsidiaries	:	Harvest Group Limited, a limited liability company established under the law of Hong Kong, with registered address Flat/RM 1603, 16/F, China Building, 29 Queen’s Road Central, Hong Kong, whose 100% issued shares are owned by the Company directly and/or indirectly;

Shenzhen Zhenjing Investment Consulting Co., Ltd. (深圳市臻景投资咨询有限公司), a limited liability company established under the law of People’s Republic of China, with registered address Room 911, Main Building, Qiaocheng No. 1 Plaza, No. 2 Shenyun Road, Gaofa Community, Shahe Subdistrict, Nanshan District, Shenzhen, China, whose 100% issued shares are owned by the Company directly and/or indirectly.

PART B

SALE SHARE AND CONSIDERATION

Vendor	Purchaser	Number of Sale Share	Amount of Consideration (HK$)
(Column 1)	(Column 2)	(Column 3)	(Column 4)

United One Global Limited 合一環球有限公司	Grande Group Limited	1 Share	78,000,000

SCHEDULE 2

WARRANTIES

Save as contemplated hereunder or otherwise disclosed in this Agreement, the Vendor hereby represents and warrants to the Purchaser that all representations and statements set out in this Schedule 2 are and will remain true and accurate in all material respects as at the date hereof and at Completion with reference to the facts and circumstances subsisting at such time.

1.	General

1.1	The Vendor has full power and authority, and has obtained all necessary consents and approvals, to enter into this Agreement and to exercise his/her rights and perform its obligations hereunder.

1.2	This Agreement is a legal, valid and binding agreement on the Vendor and is enforceable in accordance with its terms.

1.3	The obligations of the Vendor under this Agreement shall at all times constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and shall rank at least pari passu with, all other present and future outstanding unsecured obligations, issued, created or assumed by the Vendor.

1.4	The execution, delivery and performance of this Agreement by the Vendor does not and shall not violate in any respect any provision of:

(a)	any law or regulation or any order or decree of any Authority, agency or court of Hong Kong any other jurisdiction; and

(b)	any agreement or other undertaking to which the Vendor is a party or which is binding upon it or any of it assets, and does not and shall not result in the creation or imposition of any Encumbrance on any of his/her assets pursuant to the provisions of any such agreement or other undertaking.

1.5	All matters and information stated in the Recital and Schedule 1 are true and accurate.

2.	Sale Share

2.1	The Sale Share was allotted and issued as fully paid up in accordance with the constitutional documents of the Company and all relevant laws.

2.2	The Vendor is the legal and beneficial owner of the Sale Share and the Sale Share constitutes the entire issued share capital of the Company as at the date hereof and is free from all rights of pre-emption, options, liens, claims, equities, charges, Encumbrances or third-party rights of any nature.

2.3	The Vendor has not entered into any transaction, agreement or contract to dispose of or create any actual or contingent liability in respect of the Sale Share held by him/her.

2.4	No consent of, or filing or registration with, any third party (including any regulatory body) is required by the Vendor for the sale and purchase of the Sale Share and their performance of this Agreement.

2.5	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance on, over or affecting the Sale Share or any part of the issued or unissued share capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

2.6	There is no dispute concerning the title to the Sale Share or the Vendor’s ability to sell the same and no other person has claimed or is likely to claim to have title to the same or to be entitled to any interests therein.

2.7	The Vendor is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Sale Share.

3.	The Company

3.1	The Company was duly incorporated and is validly existing under the law of the place of its incorporation with power to conduct its business in the manner presently conducted. The Company has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of the Company.

3.2	The particulars of the Company set out in Part A of Schedule 1 hereto are true and complete.

4.	The Group

4.1	There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares or securities in or debentures of any member of the Group.

4.2	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance on, over or affecting any part of the issued or unissued share capital of any member of the Group and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

4.3	No member of the Group has:

(a)	given or permitted to be outstanding any powers of attorney or authority (expressed or implied) to any party to enter into any contracts, commitments or transactions (other than the usual authority conferred on its directors in respect of the ordinary course of business);

(b)	entered into any contracts, commitments or transactions other than on an arm’s length basis;

(c)	entered into any agreement (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which any member of the Group is under any actual or contingent liability in respect of:

(i)	any disposal of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its normal day-to-day trading as carried on at the date of this Agreement; or

(ii)	the obligations of any other person;

(d)	any material arrangements (contractual or otherwise) between any member of the Group and any party which will or may be terminated or materially and prejudicially affected as a result of the completion of the transactions contemplated by this Agreement or of compliance with any other provision of this Agreement;

(e)	any contract which materially restricts the freedom of any member of the Group to carry on the business now carried on by it in any part of the world;

(f)	entered into any contracts, commitments or transactions which are unusual or of a long-term nature or which may involve obligations of a nature or magnitude calling for special mention or which cannot be fulfilled or performed in accordance with its terms without undue or unusual expenditure or efforts;

(g)	entered into any joint venture or partnership with any third party;

(h)	given any guarantee or indemnity which has not been released or satisfied; or

(i)	breached or defaulted under any material contracts, commitments or transactions.

4.4	No member of the Group has entered into, or agreed to enter into, any capital commitments as at the date hereof and as at Completion.

5.	The Management Accounts

5.1	The Management Accounts of the Group:

(a)	were prepared on the basis stated in them in accordance with the requirements of all applicable laws, rules and regulations, generally accepted accounting principles and practices at the time they were prepared;

(b)	show a true and fair view of the assets and liabilities of the Group as at, and the profit of the Group for the accounting reference period ended on, the Balance Sheet Date;

(c)	show a true and fair view of the state of affairs of the Group;

(d)	apply bases and policies of accounting which have been consistently applied in the audited financial statements of the Group; and

(e)	are not affected by any unusual or exceptional items or by any other matter which has rendered such profits or losses unusually high or low.

5.2	Full provision has been made in the Management Accounts for all actual liabilities of the Group outstanding as at the Balance Sheet Date and proper provision (or note) in accordance with generally accepted accounting principles and practices at the time they were prepared has been made therein for all other liabilities of the Group then outstanding whether contingent, quantified, disputed or not.

5.3	The Group has complied with the provisions of the Companies Ordinance (including its predecessor) and all other applicable laws, rules and regulations since incorporation. All returns, particulars, resolutions and other documents required under any applicable laws, rules and regulations to be delivered on behalf of each member of the Group to the relevant Authorities have been properly made and delivered.

5.4	The Group has no outstanding overdrafts, loans, credit facilities, invoice discounting, factoring and other borrowings.

6.	Business since the Balance Sheet Date

Since the Balance Sheet Date: -

(a)	each member of the Group has carried on its business in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business and no contracts or commitments of an unusual or unduly onerous nature have been entered into by any member of the Group;

(b)	there has been no deterioration in the financial or trading position, profitability, prospects or turnover of the Group;

(c)	the Group has not incurred or agreed to incur any capital commitments; and

(d)	there has been no significant event or occurrence (including the loss of any significant customer or supplier) which has had or may following the Completion have an adverse effect on the business, value, profitability or prospects of the Group.

7.	Consequence of purchase of Sale Share by the Purchaser

The acquisition of the Sale Share by the Purchaser and compliance with the provisions of this Agreement will not:

(a)	cause any member of the Group to lose the benefit of any Authorisation or any right or privilege it presently enjoys or relieve any person of any obligation to the Group (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by any member of the Group;

(b)	result in any present or future indebtedness of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

(c)	give rise to or cause to become exercisable any right of pre-emption;

(d)	result in a breach of, or constitute a default under any provision of the respective articles of association of each member of the Group;

(e)	result in a breach of, or constitute a default under any applicable law, rule and regulation, or order, judgment or decree of any Authority, by which any member of the Group is bound or subject; and

(f)	result in a breach of, or constitute a default under the terms, conditions or provisions of any agreement, understanding, arrangement or instrument (including, but not limited to, any of the contracts of the Group).

8.	Directors

Part A of Schedule 1 hereto shows the full names of the person who is the Director and no other person is a Director or shadow Director.

9.	Litigation

9.1	No member of the Group is engaged in any litigation, arbitration, governmental proceeding, adverse order or notice which would have or has had an adverse effect on its financial or trading position, and no such litigation, arbitration, proceeding, order or notice is threatened or pending, and there are no circumstances which may give rise to any such litigation, arbitration, proceeding, order or notice.

9.2	There is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning any member of the Group conducted by any Authority in any jurisdiction and none is pending or threatened, and no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.

10.	Indebtedness and obligations

10.1	No circumstances or events have arisen or occurred such that any person is (or could, with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of any determination, become) entitled to repayment by any member of the Group of any indebtedness prior to its due date or to take any step to enforce any security for any such indebtedness, and no person has demanded or threatened to demand repayment of any indebtedness of the Group which is payable on demand.

10.2	Neither this Agreement nor the sale of the Sale Share will constitute or give rise to a breach of or default under any agreement or other arrangement to which any member of the Group is a party or will give rise to any rights of any third party in respect of any assets of the Group under the aforesaid agreement or arrangement.

11.	Compliance with applicable laws

11.1	The Group has conducted its business in all respects in accordance with all applicable laws, rules and regulations in each jurisdiction in which it has an establishment or conducts any business and there is no order, decree or judgment of any Authority outstanding against any member of the Group or any person for whose acts any member of the Group is vicariously liable which may have an adverse effect on the assets or business of the Group.

11.2	No member of the Group is in breach of or in default under any law, rule, regulation, agreement, licence, certificate or authorisation which is binding on or affects it or any of its assets, revenues or the operations of its business, the consequences of which breach or default might adversely affect its financial conditions or business operations.

11.3	Each member of the Group and (if applicable) its responsible officers (a) have obtained all Authorisations and all other documents required of it under any applicable law, rule and regulation without which its business would be affected; and (b) are in compliance with all terms and conditions of any such Authorisations and documents.

12.	Taxation matters

12.1	Full provision or reserve has been made in the Management Accounts for all Tax liable to be assessed on the Group or for which it is accountable in respect of income, profits or gains earned, accrued or received on or before the Balance Sheet Date and any event on or before the Balance Sheet Date including distributions made down to such date or provided for in the Management Accounts and full provision has been made in the Management Accounts for deferred Tax calculated in accordance with generally accepted accounting principles.

12.2	Each member of the Group has paid all Tax which it has become liable to pay since incorporation or establishment and has not paid any Tax which it was and is not properly due to pay. No member of the Group is under any liability to pay any penalty, fine or interest in connection with any claim for Tax and there are no circumstances existing which may give rise to any such penalty, fine or interest.

13.	Assets, plant and equipment

13.1	All title deeds and all other documents necessary to prove title or contractual rights relating to the assets or contractual rights of the Group (including any properties owned by the Group) are in the possession or under the control of the Group and all assets of the Group used or owned by or in the possession of the Group (including, without limitation all assets referred to in its accounts):

(a)	are legally and beneficially owned free from any mortgage, charge, lien or Encumbrance;

(b)	are in the possession or under the control of the Group which has good and marketable title thereto; and

(c)	are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature.

13.2	All assets owned or used by the Group are in good repair and capable of being used for the purpose for which they were designed, acquired or used by the Group and have throughout their period of ownership by the Group been maintained and serviced in accordance with prudent market practice and are not expected to require replacement or maintenance expenses within 12 months after the Completion Date.

13.3	No member of the Group has omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.

14.	Employees

14.1	All contracts of services to which any member of the Group is a party can be terminated by it without payment of compensation (save as provided by legislation) by not more than 30 Business Days’ notice.

14.2	Save as required by legislation, no member of the Group is under any obligation (whether actual or contingent) to make any payment either now or at any time in the future to or for the benefit of any past or present employee other than monthly salary entitlement.

14.3	No member of the Group is or has been involved in any labour dispute with any of its employees and there are no circumstances likely to give rise to such dispute.

14.4	The Group has no outstanding undischarged liability to pay to any governmental or regulatory Authority in any jurisdiction in connection with the employment or engagement of personnel by the Group.

14.5	The Group has complied with all its obligations under applicable laws, rules and regulations concerning the health and safety at work of its employees, and there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

15.	Insurance

15.1	The Group has effected and maintained valid and current policies of insurance in an amount and to the extent (including third party liability) that it is prudent to do so in the business carried on by it and that is required by applicable laws, rules and regulations. All premiums due in respect of such policies of insurance have been paid in full and all other conditions of the policies have been performed and observed in full. Nothing has been done or omitted to be done whereby any of the policies has or may become void or voidable and none of the policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of a fair market rate.

15.2	No claim is outstanding either by the insurer or the insured under any of the said policies and no claim against any member of the Group by any party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the Group.

16.	Property

Each member of the Group does not own any real property.

17.	Leases

17.1	The Group has the right to the full use, occupation and enjoyment of all the Premises, written valid, binding, subsisting and legally enforceable tenancy agreements or leases with the Group exist for each of the Premises, all legislation and government rules, regulations, bye-laws and orders in the jurisdictions in which the Premises are located and relevant to the use and occupation of the Premises by the Group, whether of a national or a local nature, have been complied with in full and all consents, approvals and permits required from any Authority in connection therewith have been obtained and remain current and valid and all registrations required to be made have been made.

17.2	In respect of any tenancy agreements or leases relating to the Premises, such agreements or leases contain usual provisions for leases of the relevant nature in the places where the relevant properties are located, do not contain any unusually onerous covenants or obligations on the part of the Group as tenant thereunder, all variations have been provided to the Purchaser and the Group has performed all covenants (including the payment of any rents or licence fees), obligations and restrictions therein required to be performed by it.

17.3	There are no rights, interests, covenants, conditions, restrictions, exceptions, reservations, licences, easements, agreements, claims or any other matters or things which may adversely affect its use, occupation and enjoyment of the Premises for the purpose of the business now being carried on at the Premises by the Group.

17.4	There is and has been no breach of any terms, covenants, conditions or agreements of any tenancy agreements or leases relating to the Premises.

17.5	There are no disputes or outstanding or expected notices (whether given by a lessor, a licensor, an Authority or any other person) affecting the Group’s continued use or occupation of the Premises, there are no rights for a lessor to vary the terms of or to terminate a tenancy agreement or lease and there are no circumstances which would entitle or require a lessor, a licensor or any other person to exercise any power of entry upon or to take possession of the Premises or which could otherwise restrict or terminate the continued possession and occupation of the Premises or any part thereof.

17.6	The Premises are in good and substantial repair and condition and no flooding, subsidence or other defect of any kind adversely affects or has adversely affected the Premises.

17.7	No tenancy agreement or lease of any Premises expires within 12 months of the date of this Agreement.

18.	Miscellaneous

18.1	No member of the Group has:

(a)	committed any breach of any statutory provision, order, bye-law or regulation binding upon it or of any provision of its memorandum or articles of association or of any trust deed, agreement or licence to which it is a party or of any covenant, mortgage, charge or debenture given by it;

(b)	entered into any transaction which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

(c)	omitted to do anything required or permitted to be done by it necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.

SIGNED, SEALED AND DELIVERED	)	For and on behalf of
by	)	GRANDE GROUP LIMITED
)
For and on behalf of	)
Grande Group Limited	)	/s/ Yujie, CHEN
in the presence of:	)	Authorized Signature(s)

SIGNED, SEALED AND DELIVERED	)	For and on behalf of
by	)	UNITED ONE GLOBAL LIMITED
	)	合一環球有限公司
For and on behalf of	)
United One Global Limited	)
合一環球有限公司	)	/s/ Siu Man, TAM
in the presence of:	)	Authorized Signature(s)